Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586

February 24, 2015

To the Board of Directors of

Solaris Power Cells, Inc.

Palm Springs, California

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Silberstein Ungar, PLLC hereby consents to the incorporation by reference in the Form S-8, Registration Statement under the Securities Act of 1933, filed by Solaris Power Cells, Inc. of our report dated March 24, 2014, relating to the financial statements of Solaris Power Cells, Inc., a Nevada Corporation, as of December 31, 2013 and July 31, 2013 and for the five months ended December 31, 2013, the year ended July 31, 2013, and for the period from July 27, 2007 (date of inception) to December 31, 2013.

Sincerely,

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC